UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Schedule 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(g))

☐	Definitive Information Statement

VERDE BIO HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of Securities to which Transaction applies: N/A
2)	Aggregate number of securities to which Transaction applies: N/A
3)	Per unit price or other underlying value of Transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
4)	Proposed maximum aggregate value of Transaction: N/A
5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

VERDE BIO HOLDINGS, INC.

5750 Genesis Court, Suite 220B

Frisco, Texas 75034

(972) 217-4080

Dear Stockholder:

This letter and accompanying information statement is being furnished to the stockholders of VERDE BIO HOLDINGS, INC., a Nevada corporation (the “Company,” “we,” or “our”), to inform them of certain corporate actions intended to be taken by the Company.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

The corporate actions described in the accompanying information statement were approved by our Board of Directors (the “Board”) and by the written consent of holders of a majority of our issued and outstanding common stock.  Under Section 78.320 of the Chapter 78 of the Nevada Revised Statutes (“NRS”), and our Bylaws, as the same may be amended from time to time, we may effect the corporate actions described in the accompanying information statement without a meeting or vote of our stockholders if stockholders holding a majority of our issued and outstanding common stock have consented to such actions in writing.  Accordingly, we are not asking for your vote on these matters and the accompanying information statement is being furnished solely for the purpose of informing you of the corporate actions described therein before they take effect.

The corporate actions described in the accompanying information statement include an amendment and restatement of the Company’s Articles of Incorporation to

1.Change the name of the Company to “Verde Energy Holdings, Inc.”

2.Effect a 1,500-for-1 reverse split of our common stock and preferred stock.

Stockholders who own fewer than 1,500 shares of our common stock immediately before the effective time of the reverse stock split will no longer hold any of such shares after the transactions and instead will be entitled to receive $0.02 cash for each such share.  The Company expects to pay approximately $35.94 in the aggregate to purchase approximately 1,797 shares of common stock in the transactions (approximately 0.001% of our total outstanding shares), and to thereby reduce the number of record stockholders of the company from approximately 65 to approximately 55.  Each of these estimates uses the mean of a range of possible outcomes that we calculated using certain assumptions about shares held in street name.

The accompanying information statement contains details of the corporate actions described above.  You are urged to read it carefully and in its entirety.

The accompanying information statement is first being mailed to our stockholders on or after January 25, 2023 to stockholders of record as of that date.  The corporate actions described therein will take effect no earlier than 20 calendar days after the accompanying information statement is first mailed to our stockholders, or on or after February 15, 2023.

Thank you for your continued support.

Sincerely,

/s/ Scott Cox, Chief Executive Officer

VERDE BIO HOLDINGS, INC.

INFORMATION STATEMENT

CONCERNING CORPORATE ACTIONS AUTHORIZED BY WRITTEN
CONSENT OF STOCKHOLDERS OWNING A MAJORITY
OF SHARES OF VOTING SECURITIES ENTITLED TO VOTE THEREON

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

This Information Statement is being furnished to the stockholders of Verde Bio Holdings, Inc., a Nevada corporation ("Company," "we' or "us"), to advise them of the corporate actions described herein, which have been authorized by the written consent of holders of a majority of the Company's common stock. This action is being taken in accordance with the requirements of the Chapter 78 of the Nevada Revised Statutes- Private Companies ("NRS").

The Company's Board of Directors has determined that the close of business on January 23, 2023 is the record date ("Record Date") for the stockholders entitled to notice about the action authorizing a reverse split of the Company's currently outstanding common stock and preferred stock on a basis of 1,500-for-1 and the rounding to the nearest share for fractional interests as herein provided. The foregoing action is referred to herein individually as the "Action" or collectively as the "Actions".

Under Section 78.320 of the NRS, any action required or permitted by the NRS to be taken at an annual or special meeting of stockholders of a Nevada corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the approval of the Actions must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

On January 24, 2023, the owner of record of an aggregate of 500,000 shares of the Company's Series A Preferred Stock, which have voting preferences equal to 10,000 shares of common stock for each share of Series A Preferred Stock, approved the Actions.  Based upon the voting preference, approximately 97% of the voting securities, executed and delivered to the Company a written consent authorizing and approving each of the Actions.

Accordingly, all of the above Actions have been approved by holders representing approximately 97% of the voting stock. As such, no vote or further action of the stockholders of the Company is required to approve the Actions. You are hereby being provided with notice of the approval of the Actions by less than unanimous written consent of the stockholders of the Company. However, under federal law, these Actions will not be effective until at least 20 days after this Information Statement has first been sent to stockholders or on or after January 25, 2023.

On January 24, 2023, the Board of Directors approved each of the Actions and authorized the Company's officers to deliver this Information Statement.

The executive offices of the Company are located at 5750 Genesis Court, Suite 220B, Frisco, Texas 75034, and the Company’s telephone number is (972) 217-4080.

This Information Statement will first be mailed to stockholders on or about January 25, 2023 and is being furnished for informational purposes only.

INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

No officer or director or principal shareholder has a substantial or material interest in the favorable outcome of these Actions other than as discussed herein.

VOTING SECURITIES

The Company had shares of its common stock issued and outstanding at the time of the stockholder action. As of the date of the stockholder action, there were 1,458,304,220 shares of common stock issued and outstanding, 500,000 issued and outstanding shares of Series A Preferred Stock, no shares of issued and outstanding shares of Series B Preferred Stock, and 880 shares of issued and outstanding shares of Series C Preferred Stock.

Each share of common stock and preferred stock is entitled to one vote on all matters submitted to the holders of common stock for their approval. The consent of the holders of a majority of the Company’s common stock was necessary to authorize each of the Actions described herein.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the number of shares of our common stock and preferred stock owned beneficially as of January 23, 2023 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock and preferred stock.  Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own.  As of January 23, 2023, we had 1,458,304,220 shares of common stock and 500,000 shares of convertible Series A preferred stock issued and outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (2)
Common Stock	Scott Cox(3) 5750 Genesis Court, Suite 220B Frisco, Texas 75034	22,000,000	1.51%

Common Stock	All Officers and Directors as a Group	22,000,000	1.51%

Series A Preferred Stock	Scott Cox(3) 5750 Genesis Court, Suite 220B Frisco, Texas 75034	500,000	100%

Series A Preferred Stock	All Officers and Directors as a Group	500,000	100%

(1)The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)Based on 1,458,304,220 issued and outstanding shares of common stock and 500,000 shares of Series A Preferred stock as of January 23, 2023.

(3)Scott Cox is the sole officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company's securities with the SEC on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities) and 5 (Annual Statement of Beneficial Ownership of Securities). Directors, executive officers and beneficial owners of more than 10% of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Except as otherwise set forth herein, based solely on a review of the copies of such forms furnished to the Company, or written representations that no reports were required, the Company believes that for the fiscal year ended April 30, 2022, beneficial owners complied with the Section 16(a) filing requirements applicable to them in that each officer, director and beneficial owner of 10% or more of the Company's securities filed the applicable Forms 3, 4 or 5 with the SEC.

DIRECTORS AND OFFICERS

The following table sets forth certain information for the proposed incoming directors and incoming officers after the forthcoming change in officers and directors.

Name	Age	Positions(s)
Executive Officers
Scott Cox	50	Chief Executive Officer, Secretary

The Board of Directors is comprised of only one class. All of the directors serve for a term of one year and until their successors are elected at the Company’s annual shareholders’ meeting and are qualified, subject to removal by the Company’s shareholders. Each executive officer serves, at the pleasure of the Board of Directors, for a term of one year and until his successor is elected at a meeting of the Board of Directors and is qualified.

Our Board of Directors believes that its members encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests. The information below with respect to our Directors and Officer includes each director’s and officer’s experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director and/or executive officer.

The following describes the business experience of the director and executive officers prior to their appointments:

Scott Cox- Director, Chief Executive Officer - Mr. Cox has over 20 years of experience in the management and operations of public and private companies. Most recently, Scott served as the President and COO of NewBridge Global Ventures, Inc, (OTC: NBGV) from October 2017 to September 2018, where he led a transition into the legal cannabis space and successful reverse merger with a family owned consortium of companies. Mr. Cox attended Eastern New Mexico University where he studied Business Administration.

Terms of Office

Mr. Cox was appointed as directors effective January 6, 2020 to serve a one-year term and to hold office until the next annual general meeting of the Company’s shareholders or until removed from office in accordance with the Company’s Bylaws (“Bylaws”) and the provisions of the NRS. The Company’s directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or are removed in accordance with the Company’s Bylaws and the provisions of the NRS.

The Company’s officers will hold office until removed by the Board of Directors in accordance with the Company’s Bylaws and the provisions of the NRS.

Certain Relationships and Transactions

There are no family relationships between any of our current directors or executive officers and the proposed Incoming Directors and Incoming Officers. During our fiscal year ended April 30, 2022 and the previous fiscal year ended April 30, 2021, there were no transactions with related parties other than as noted below. To our knowledge, and except as set forth below, the proposed Incoming Officers are not currently directors of the Company, do not hold any position with the Company, and have not been involved in any material proceeding adverse to the Company or its subsidiary or have a material interest adverse to the Company or its subsidiary, or any transactions with the Company or any of its directors, executive officers, affiliates, or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Other than the management and consulting fees above, there has been no transaction, or currently proposed transaction, in which our Company was or is to be a participant and the amount involved exceeds $1,000, being the lesser of $120,000 or one percent of our total assets at April 30, 2022, and in which any of the following persons had or will have a direct or indirect material interest:

(a)any director or executive officer of our Company;

(b)any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities;

(c)any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of our company when it was a shell company; and

(d)any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

Review, Approval or Ratification of Transactions with Related Persons

Although we have adopted a Code of Ethics, we still rely on our Board of Directors to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board of Directors reviews transactions in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board of Directors for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

Our board of directors currently consists of a single member, Scott Cox, who is not considered to be independent. We are not currently subject to listing requirements of any national securities exchange that has requirements that a majority of the board of directors be “independent.” Nevertheless, our board of directors has determined that all of our directors qualify as “independent” directors in accordance with listing requirements.  In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

To our knowledge, there have been no events under any bankruptcy act, criminal proceedings and no federal or state judicial or administrative orders, judgments, decrees or findings, no violations of any federal or state securities laws, and no violation of any federal commodities law material to the evaluation of the ability and integrity of any director (existing or proposed), executive officer (existing or proposed), promoter or control person of the Company during the past 10 years.

To our knowledge, there are no material proceedings to which any director (existing or proposed), officer (existing or proposed), affiliate of the Company, any holder of 5% or more of our currently outstanding common stock, any associate of any such director or officer, or any affiliate of such security holder that is adverse to us or has a material interest adverse to us. There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past 10 years:

 1.A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

 2.Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

 3.Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

 i.Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.Engaging in any type of business practice; or

iii.Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

 4.Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

 5.Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

 6.Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

 7.Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

 i.Any Federal or State securities or commodities law or regulation; or

ii.Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

 8.Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Meetings and Committees of the Board

All proceedings of the Board of Directors are conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the NRS and the Bylaws of our Company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.  We do not presently have a policy regarding director attendance at meetings.

Our Board of Directors has not established an Audit, Compensation, Nominating or Governance Committee, in part because our Board of Directors believes that, at this stage of our development, our sole director should be actively involved in the matters which would be addressed by such a committee. We may, in the future, establish a Compensation, Nominating or Governance Committee. We believe each of the directors serving on our Audit Committee is an independent director pursuant to NASD Rule 4200(a)(15).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of the outstanding Shares to file reports of ownership and changes in ownership concerning their Shares with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board of Director candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment. While we seek a diversity of experience, viewpoints and backgrounds on the Board, we have not established a formal policy regarding diversity in identifying directors.

Leadership Structure and Role on Risk Oversight

Mr. Scott Cox serves as the Company’s Chief Executive Officer and as the sole director. We determined this leadership structure was appropriate for the Company due to our small size and limited operations and resources. The directors evaluate the Company’s leadership structure and modify such structure as appropriate based on the size, resources, and operations of the Company. Our Board of Directors are exclusively involved in the general oversight of risks that could affect our Company.

Board and Executive Compensation

The following table sets forth information for the years ended April 30, 2022 and 2021, regarding the compensation awarded to, earned by or paid to the Company’s non-employee directors. Compensation for those directors that also are part of the Company’s management team is set forth in the section entitled “Executive Compensation” below. Our directors receive no extra compensation for their service on our Board of Directors.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended 4/30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott Cox President, CEO, CFO, Director, Secretary and Treasurer	2021	30,000	50,000	-0-	-0-	-0-	-0-	-0-	284,000
	2022	180,000	190,000	-0-	-0-	-0-	-0-	-0-	370,000

Employment Contracts

The Company has not entered into any employment contracts with any of its officers.  As of April 30, 2022 and 2021, there were no outstanding options of the Company.

REVERSE SPLIT

On January 24, 2023, holders representing approximately 97% of the voting securities took action by written consent to authorize a reverse split to reduce the number of shares of outstanding common stock and preferred stock at the rate of granting 1 share for every 1,500 shares of common stock and preferred stock exchanged then outstanding (“Reverse Split”).

On January 24, 2023, the Board of Directors authorized the Reverse Split.

The Reverse Split will change neither the number of authorized shares of common stock or preferred stock nor the par value per share. None of the rights of the common stock or preferred stock are being changed as a result of the Reverse Split and, therefore, the rights of the holders of common stock and preferred stock will remain unchanged, including the right of one vote for each share of common stock in any action requiring a vote of the holders of common stock, the right of the holders of the Series A Preferred Stock to have 10,000 common votes for each share of Series A Preferred Stock, the liquidation rights of the preferred stock and the right to receive dividends when and if declared by the Board of Directors.

The Company is presently authorized under its Articles of Incorporation to issue 5,000,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company is not proposing to reduce the amount of authorized shares of common stock. Following the Reverse Split, there will be approximately 972,202 shares of common stock outstanding, 334 shares of Series A Preferred Stock outstanding, no shares of Series B Preferred Stock outstanding, and 1 share of Series C Preferred Stock outstanding. The Company will have unissued shares of both common and preferred stock for future issuance.

Stockholders holding fewer than 1,500 shares of the Company’s common stock immediately prior to the effective time of the Reverse Split will no longer own such shares after the Reverse Split and instead will be entitled to receive a cash payment from the Company of $0.02 for each such share, without interest (see “Special Treatment of Stockholders Holding Fewer Than 1,500 Common Shares and Fractional Share Treatment” and “Effects of the Reverse Split”).

All stockholders of the Company, other than common stockholders holding fewer than 1,500 shares of Company common stock immediately prior to the effective time of the Reverse Split, will hold after the Reverse Split a number of shares of the Company’s common stock equal to 1/1,500th of the number of shares of Company’s common stock or preferred stock held prior to the Reverse Split.  Shareholders will not receive fractional shares and all fractional shares will be rounded either up or down to the nearest whole share.  (see “Effects of the Reverse Split”).

The Reverse Split will be effected by the Company filing the Restated Articles.  The Company intends to file the Amended and Restated Articles of Incorporation with the Nevada Secretary of State of the State of Nevada promptly after the twentieth day after the date this Information Statement has first been sent to stockholders, or on or about February 15, 2023.

There is no intention to take the Company private because of the Reverse Split or otherwise.  Stockholders do not have any dissenter or appraisal rights in connection with the Reverse Split.

CASH OUT OF STOCKHOLDERS HOLDING FEWER THAN 1,500 COMMON SHARES AND FRACTIONAL SHARE TREATMENT

The Company's Board of Directors approved a cash-out of those stockholders of record as of January 23, 2023 holding fewer than 1,500 shares of common stock to prevent those stockholders from holding fractional shares after the reverse split.

Each stockholder owning fewer than 1,500 shares of common stock immediately before the effective time of the Reverse Stock Split will receive from the Company $0.02 in cash, without interest, for each share of common stock; and (b) each stockholder owning of record 1,500 or more shares of common stock and each stockholder owning any number of shares of preferred stock immediately before the effective time of the Reverse Split will, after the Reverse Split, hold the number of shares of common stock or preferred stock equal to 1/1,500th of the number held prior to the Reverse Split. Each stockholder owning fewer than 1,500 shares of Preferred Stock shall not receive a cash payment but shall receive an amount equal to 1/1,500th of the number of preferred shares held prior to the Reverse Split, rounded to the nearest whole number of shares.

For purposes of the Reverse Split, we will presume that shares held by a discrete owner are held distinct from shares held by any other owner except where the names of the owners are the same or substantially similar and the Company has reason to believe based on the holder’s addresses or other indications that the shares are held by the same record owner.  The shares held in any account that holds of fewer than 1,500 shares of Common Stock immediately prior to the effective time of the Reverse Split will be purchased in the Reverse Split.

The Company shall have full discretion and exclusive authority (subject to its right and power to delegate or assign such authority or any related task or responsibility to any other person) to:

●make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the Reverse Split; and

 ●resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the Reverse Split. All such determinations by Reverse Split shall be final and binding on all parties, and no person or entity shall have any recourse against Reverse Split or any other person or entity with respect thereto.

No fractional shares will be issued for any fractional share interest created by the Reverse Split and held by a stockholder after the Reverse Split; fractional interests created by the Reverse Split will be rounded to the nearest whole share.

REASONS FOR REVERSE SPLIT AND SPECIAL TREATMENT

The Company believes the recent per share price of the common stock may have an adverse effect on the marketability of its existing shares and the amount and percentage of transaction costs paid by individual stockholders.

The Company believes that the Reverse Split may also be advantageous to the Company and its stockholders, because it may provide the opportunity for higher share prices based upon fewer shares outstanding. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks.

As a general rule, potential investors who might consider making investments in the Company may be unwilling to do so when the company has a large number of shares issued and outstanding with little or no stockholders' equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as a general rule of experience. A reduction in the total outstanding shares may, without any assurance, make the Company's capitalization structure more attractive.

There is no assurance that any effect on the price of the Company's common stock will result, or that the market price for the Company's common stock, immediately or shortly after the Reverse Split becomes effective, will rise, or that any rise which may occur will be sustained. The Company is proposing the steps it deems best to meet the market attractively; however, the Company cannot control the market's reaction. Further, there can be no assurances given that a higher market price, if it occurs as a result of the Reverse Split, will encourage more broker-dealers or investors to become involved in the Company's common stock.

It should also be noted that the liquidity of the Company's common stock might be adversely affected by the Reverse Split given the reduced number of shares of common stock that would be outstanding after the Reverse Split. The Company's Board of Directors anticipates, however, that the expected higher market price as a result of the Reverse Split will reduce, to some extent, the negative effects on the liquidity and marketability of the Company's common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Prior to the Reverse Split, there are approximately 10 stockholders holding less than 1,500 shares. Through the Reverse Split, these stockholders will be cashed out, which will reduce the total number of stockholders in the Company which will reduce future expenses associated with such stockholders.

EFFECT OF REVERSE SPLIT

The following table sets forth the effect of the reverse split and the special treatment being afforded to Eligible Holders to preserve round lot stockholders.

TABLE SHOWING EFFECT OF 1 FOR 1,500 REVERSE SPLIT

NUMBER OF SHARES HELD BY NUMBER OF SHARES HELD BY STOCKHOLDER STOCKHOLDER
PRIOR TO REVERSE SPLIT AFTER REVERSE SPLIT

Less than 1,500 shares of Common stock 0 (Cashed Out)

Preferred Stock or 1,500 or more shares of Common Stock 1 share for each
(rounded to the nearest whole share)

Under the Reverse Split, the number of authorized shares of common stock and preferred stock will not be reduced. This will increase significantly the ability of the Company's Board of Directors to issue authorized and unissued shares of common stock and preferred stock without further stockholder action. The issuance in the future of such additional authorized shares of common stock and preferred stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of common stock and preferred stock. The effective increase in the number of authorized but unissued shares of common stock and preferred stock may be construed as having an anti-takeover effect by permitting the issuance of common stock or preferred stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions the Company's Articles of Incorporation or Bylaws.

The Company believes that the Reverse Split will reduce the number of record common stockholders from approximately 65 to approximately 55 but will not reduce the number of preferred stockholders.  The Company also believes that the holders of approximately 1,797 common shares will receive cash in exchange for all of their shares in the Reverse Split.  Each of these estimates uses the mean of a range of possible outcomes that the Company calculated using certain assumptions about shares held in street name. Based on these estimates, the number of outstanding shares of common stock will decrease from 1,458,304,220 shares, as of January 23, 2023, to approximately 972,202 shares post-Reverse Split.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

General

All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property (see “– No Appraisal or Dissenters’ Rights; Escheat Laws,” below).  No service charges or brokerage commissions will be payable by stockholders in connection with the Reverse Split. The Company will not pay any interest on any cash amounts payable to its stockholders as a result of the Reverse Split.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name.  Notwithstanding anything to the contrary contained in this Information Statement, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Split that may lead to a different result.   For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 1,500 or more shares, and the nominee may not be obligated to treat the Reverse Split as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Holders of Certificated Shares of Common Stock

Promptly after the Reverse Split, the Company will mail to each stockholder, based on information available to the Company, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Company) and instructions to effect the surrender of the certificates in exchange for the cash payment payable with respect to such certificates, if any or the issuance of a new certificate.  Upon surrender of a certificate for cancellation to the Company, if any, together with such letter of transmittal, duly completed and executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate or a new certificate, and the certificate so surrendered shall be canceled.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE COMPANY. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

REGULATORY APPROVALS

The Company is not aware of any material governmental or regulatory approval required for completion of the Reverse Split, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Nevada.

NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS

Stockholders do not have appraisal or dissenters’ rights under Nevada state law or the Company’s Articles of Incorporation or Bylaws in connection with the Reverse Split.  The Company does not intend to obtain counsel or appraisal services for unaffiliated stockholders at the expense of the Company.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their common stock certificate(s) and request payment therefore, generally will have a period of years (depending on applicable state law) from the effective date of the Reverse Split in which to claim the cash payment payable to them.  Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of the Company, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state.  If the Company does not have an address for the holder of record of the shares being purchased in the Reverse Split, then unclaimed payments to such holders, would be turned over to the Company’s state of incorporation, the state of Nevada, in accordance with its escheat laws.

ACCOUNTING CONSEQUENCES

Upon the Reverse Split becoming effective, the par value per share of common stock and preferred stock would remain unchanged at $0.001 per share. As a result, on the effective date of the Reverse Split, the stated capital on the Company's balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The net income or loss and net book value per share of common stock will be increased because there will be fewer shares of common stock outstanding. It is not anticipated that any other accounting consequences would arise as a result of the reverse split.

REQUIRED CONSENT

On January 24, 2023, the reverse split was approved by the written consent of the holder of all of the Series A Preferred Stock, which has a voting preference equal to 10,000 common votes for each share of Series A Preferred Stock, or approximately 97% of the voting shares.   On January 24, 2023, the Board of Directors approved the reverse split. The approval of the reverse split requires the affirmative vote of a majority of the shares of voting securities outstanding and entitled to vote. As such, no vote or further action of the stockholders of the Company is required to approve the reverse split. You are hereby being provided with notice of the approval of the reverse split by less than unanimous written consent of the stockholders of the Company.

Promptly after the twentieth day after the date this Information Statement has first been sent to stockholders, the Company intends to set the effective date for the reverse split and take all other required actions to complete the reverse split consistent with the foregoing.

FINANCIAL INFORMATION

The audited financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2022 and the unaudited interim financial statements included in the Company’s Quarterly Report on Forms 10-Q are incorporated in the Information Statement by Reference.

COST OF THIS INFORMATION STATEMENT

The costs associated with the preparation, filing, printing and distribution of this information statement and the payment of any cash payments to stockholders will be paid by the Company.

AVAILABLE INFORMATION

Please read all the sections of this information statement carefully. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed by the company with the SEC may be inspected without charge at the public reference section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these materials may be obtained from the SEC's website at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The following documents, which are on file with the Commission (Exchange Act File No. 000-16075) are incorporated in this Information Statement by reference and made a part hereof:

(i) Quarterly Report on Form 10-Q for the period ended October 31, 2022.

(ii) Quarterly Report on Form 10-Q for the period ended July 31, 2022.

(iii) Annual Report on Form 10-K, for the fiscal year ended April 30, 2022.

(iv) Quarterly Report on Form 10-Q for the period ended January 31, 2022.

The Annual Report and the Quarterly Reports contain important information about the Company and its financial condition.

All documents filed by the company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the effective date hereof shall be deemed to be incorporated by reference in this information statement and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this information statement and filed with the Commission prior to the date of this information statement shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

The Company will provide without charge to each person to whom this information statement is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the

Company at 5750 Genesis Court, Suite 220B, Frisco, Texas 75034, and its telephone number is (972) 217-4080.

VERDE BIO HOLDINGS, INC.

By Order of the Board of Directors

/s/ Scott Cox

Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

VERDE BIO HOLDINGS, INC.

Verde Bio Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), certifies that:

A.The name of the Corporation is Verde Bio Holdings, Inc.

B.This Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

C.This Amended and Restated Articles of Incorporation was approved by the holders of the requisite number of shares of such corporation in accordance with Section 78.403 of the NRS.  This Amended and Restated Articles of Incorporation has been duly adopted in accordance with the provisions of Sections 78.315 and 78.320 of the NRS by the directors and stockholders of the Corporation.

D.The text of the Articles of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

E.The effective date of the amendment and restatement of the Articles of Incorporation for the Corporation shall be 5:00 p.m. Eastern Time on February 15, 2023.

IN WITNESS WHEREOF, VERDE BIO HOLDINGS, INC. has caused this Amended and Restated Articles of Incorporation to be signed by the undersigned duly authorized officer of the Corporation, on January 24, 2023.

Scott Cox,

Chief Executive Officer

EXHIBIT A

I.

The name of the Corporation is VERDE ENERGY HOLDINGS, INC.

II.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statute Chapter 78- Private Corporations (“NRS”).

III.

The address of the Corporation’s registered office in the State of Nevada is 318 N. Carson St # 208, Carson City, NV 89701.  The name of the registered agent at such address is Paracorp Incorporated.

IV.

(a)Authorized Shares.

(i)The aggregate number of shares that the Corporation shall have authority to issue is five billion ten million (5,010,000,000) shares, of which five billion (5,000,000,000) shall be authorized as common stock (“Common Stock”), having a par value of $0.001 and ten million (10,000,000) shares of preferred stock (“Preferred Stock”), having a par value of $0.001.

(ii)The shares of Preferred Stock are designated as Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares, and shall have such rights, preferences and designations as set forth in the respective Certificate of designation.

(iii)Additional shares of Preferred Stock may be issued from time to time in one or more classes as the Board of Directors may determine, subject to any applicable requirements of the Investment Company Act of 1940 (the “1940 Act”) and the terms and preferences set forth in the certificate of designation for the Series A, Series B, and Series C Preferred Stock, without shareholder approval, as hereinafter provided.  The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of Preferred Stock.  Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall (i) fix and determine, and is hereby expressly empowered to fix and determine, by resolution, or resolutions, the designations, powers, preferences, relative participating rights, option rights and other special rights, qualifications limitations, and restrictions of the shares of such series and (ii) make such filings and recordings with respect thereto as required by the NRS.  Each series of Preferred Stock shall be given a distinguishing designation.

(iv)The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock.  All shares of Preferred Stock of any one series shall be identical in all respects with all shares of such series, except that shares of any one series issued at different times may differ as to the dates from which any dividends thereon shall be payable and, if cumulative, shall cumulate.

(v)Unless otherwise provided in the Certificate of designation or resolution of the Board of Directors providing for the issuance thereof, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution, or resolutions, by the Board of Directors and appropriate filing and recording to the extend required by the NRS.  In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, resume the status of authorized by unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of such series or as part of any other series of Preferred Stock.

(b)Reverse Stock Split.  Upon this Amended and Restated Articles of Incorporation (“Restated Articles”) becoming effective and without any further action required by the Corporation or its stockholders, and occurring as a one-time event, each share of the Corporation’s then outstanding Common Stock and Preferred Stock shall be converted and reconstructed into 1/1,500 shares of Common Stock and Preferred Stock respectively (the “Reverse Stock Split”).  No further adjustment of any preference or price set forth in this Article IV shall be made as a result of the Reverse Stock Split.  In lieu of any fractional shares to which a holder would otherwise be entitled after effectuating the Reverse Stock Split with respect to all shares of Common Stock held by such holder, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post Reverse Stock Split).  With respect to shares of Preferred Stock, the any fractional shares post Reverse Stock Split shall be rounded to the nearest whole number of shares.

V.

(a)Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

VI.

(a)To the fullest extent permitted by the NRS, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

(b)The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.  The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

(c)The Corporation shall have the power to indemnify, to the extent permitted by the NRS, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(d)Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Articles inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VII.

(a)For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(i)The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Articles.

(ii)The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Articles, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for any action to adopt, amend or repeal any provision of the Bylaws of the Company by the stockholders.

(iii)The Board of Directors shall consist of no less than one (1) director.  The name and address of the sole Director at the time of the filing of these Restated Articles is as follows:

Scott Cox5750 Genesis Court, Suite 220B,

Frisco, Texas 75034

(iv)Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

VIII

(a)Meetings of stockholders may be held within or without the State of Nevada, as the By-laws may provide.  The books of the corporation may be kept outside of the State of Nevada at such places or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

(Remainder of Page Intentionally Left Blank)